SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this "Second Amendment") dated as of March 12, 2009 made by and among A.T. CROSS COMPANY, a Rhode Island corporation (the "Borrower"), A.T. CROSS LIMITED, a corporation organized under the laws of England and Wales ("Cross UK"), BANK OF AMERICA N.A., as Administrative Agent ("Agent") L/C Issuer and Lender, and BANK OF AMERICA, N.A. ("London Branch) ("UK Lender").

Background

The Borrower, Cross UK, the Agent and the UK Lender entered into a credit agreement dated as of March 24, 2008, which credit agreement was amended by first amendment to credit agreement dated March 24, 2008 (such credit agreement, as amended by such first amendment the "Original Credit Agreement"). The Borrower and Cross UK have requested that the Agent and the UK Lender, among other things, change the definition of Consolidated EBITDA to account for certain restructuring charges, change the Tangible Net Worth financial covenant with respect to the level and the frequency of the test, increase the permitted amount of stock repurchases and provide time for one of the Borrower's Subsidiaries to move its deposit accounts to the Agent.

NOW, THEREFORE, in consideration of the promises and the agreements, provisions and covenants herein contained, the Borrower, the Agent and the Lender hereby agree as follows:

1.

Amendment. Subject to the terms and conditions herein contained and in reliance on the representations and warranties of the Borrower herein contained, effective upon satisfaction of the conditions precedent contained in section 2 below, the following amendment shall be incorporated into the Original Credit Agreement:

	(A)	Section 1.01 of the Original Credit Agreement is hereby amended to delete the definition of "Applicable Margin" in its entirety and to insert the following in lieu thereof:
"Applicable Margin" shall mean, for each category below, the percentage set forth under the relevant column heading below:
Level	Total Funded Debt / EBITDA Ratio	Commitment Fee	Applicable Margin for LIBOR Loans	Letter of Credit Fee	Applicable Margin for Base Rate Loans
I	Greater than or equal to 1.75x	0.875%	3.00%	3.00%	1.25%
II	Greater than or equal to 1.50x but less than 1.75x	0.875%	2.75%	2.75%	1.25%
III	Greater than or equal to 1.25x but less than 1.50x	0.750%	2.50%	2.50%	1.00%
IV	Less than 1.25x	0.750%	2.25%	2.25%	1.00%

For the period commencing on the Closing Date and ending on the third (3rd) Business Day after the Administrative Agent's receipt, pursuant to Section 6.01(b), of the Officer's Certificate for the Borrower's fiscal quarter ending March 31, 2009, a per annum percentage equal to that specified for Level II above, and thereafter as of any date, so long as no Default or Event of Default exists and is continuing and subject to the terms of this definition, the applicable per annum percentage set forth above; provided, that if any Default or Event of Default exists and is continuing the applicable per annum percentage shall be that specified for Level I above. Changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the "Adjustment Date") that is three (3) Business Days after the date on which financial statements are delivered to the Administrative Agent pursuant to Section 6.01(b) and shall remain in effect until the next change to be effected pursuant to this paragraph; provided that interest rate reductions shall become final only on the basis of the Borrower's annual audited financial statements and (a) in the event that such annual audited financial statements establish that the Borrower was not entitled to a rate reduction which was previously granted, the Borrower shall, upon written demand by the Administrative Agent, repay to the Administrative Agent an amount equal to the excess of (i) interest at the rate which should have been charged based on such annual audited financial statement(s) and (ii) the rate actually charged on the basis of the Borrower's quarterly financial statement(s) and (b) in the event that such annual audited financial statements establish the Borrower was entitled to a rate reduction which was previously not granted, the Agent shall, upon written demand by the Borrower, apply the excess of (i) the rate actually charged on the basis of the Borrower's quarterly financial statement(s) and (ii) interest at the rate which should have been charged based on such annual audited financial statement(s), to the payment of principal outstanding; provided, that in the event that the Borrower fails to provide any financial statements or Officer's Certificate on a timely basis in accordance with Section 6.01(b), the per annum percentage shall be that specified for Level I above until delivered, and any interest rate increase payable as a result thereof shall be retroactively effective to the date on which the financial statements or Officer's Certificate, as the case may be, should have been received by the Administrative Agent in accordance with Section 6.01(b) and the Borrower shall pay any amount due as a result thereof upon written demand from the Administrative Agent. In addition, at all times while an Event of Default shall have occurred and be continuing, the per annum percentage specified in Level I above shall apply. Each determination of the Consolidated Leverage Ratio pursuant to the grid above shall be made in a manner consistent with the determination thereof pursuant to Section 6.01(b).

	(B)	Section 1.01 of the Original Credit Agreement is hereby amended to delete the definition of "Consolidated EBITDA" in its entirety and to insert the following in lieu thereof:

"Consolidated EBITDA" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) any extraordinary losses, (v) all non-cash expenses associated with the LIFO treatment of Inventory, (vii) non-cash charges related to compensation expense, (viii) restructuring charges, up to $1,500,000 in cumulative aggregate for the Borrower's fiscal years ending December 31, 2008 and December 31, 2009, incurred by the Borrower and its Subsidiaries for such period with respect to moving their manufacturing operations to Cross China (provided any add back for any restructuring charge shall be taken in the quarter during which such restructuring charge is assessed), (ix) restructuring charges of up to $2,500,000 in the cumulative aggregate for use only in the Borrower's test period ending December 31, 2008 incurred by the Borrower and its Subsidiaries for the 2008 fiscal year with respect to staff reduction, closing retail stores and streamlining global manufacturing and distribution and not for use in any other rolling four quarter test period and (x) without duplication, without inclusion for the amount referred to in (ix) immediately preceding, and in addition to (viii) immediately preceding, for the rolling four quarter period tested on the last day of each fiscal quarter of 2009, restructuring charges of up to $2,500,000 in a cumulative aggregate amount for such rolling four quarter period and not for each quarter thereof, incurred by the Borrower and its Subsidiaries for such period with respect to staff reduction, closing retail stores and streamlining global manufacturing and distribution, minus (b) the following: (i) any extraordinary gains to the extent increasing Consolidated Net Income and (ii) all non-cash items increasing Consolidated Net Income for such period including, without limitation, all non-cash increases associated with the LIFO treatment of Inventory; provided, that for purposes of calculating the Consolidated Debt Service Coverage Ratio and the Consolidated Leverage Ratio for the fiscal quarters ending on March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008, if the actual amount of Consolidated EBITDA for Old Native (as if Old Native was a Subsidiary of Borrower) is not available for any fiscal quarter included in the period of the four prior fiscal quarters ending on March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008, respectively, then $500,000 shall be added to Consolidated EBITDA for each such fiscal quarter for which such actual amounts are not yet available. For avoidance of doubt, once such actual amounts for an applicable fiscal quarter are available, such actual amounts shall be used to determine Consolidated EBITDA instead of adding $500,000 for such fiscal quarter.

	(C)	The following new section 6.14 Depository Accounts is hereby added to the Original Credit Agreement:

6.14 Depository Accounts. The Borrower and its Subsidiaries shall maintain all of its domestic depository accounts with the Agent provided that Costa Del Mar may maintain its existing depository account with Wachovia Bank, N.A., or its successor to a date on or before January 31, 2010.

	(D)	Section 7.06(d) of the Original Credit Agreement is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

(d) so long as no Default or Event of Default has occurred and is continuing and no Default or Event of Default would be caused after giving effect to such redemption, the Borrower may redeem its capital stock, pursuant to a program to be approved by the Required Lenders in their sole discretion in the cumulative aggregate amount not to exceed $3,000,000 during the term of this Agreement.

	(E)	Section 7.11(a) of the Original Credit Agreement is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

(a) Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of December 31, 2008 and as of each December 31 of each calendar year thereafter to be less than the sum of (i) $40,000,000 plus (ii) an amount equal to 50% of the Consolidated Net Income earned in each full fiscal year ending after December 31, 2008 (with no deduction for a net loss in such fiscal year) plus (iii) an amount equal to 50% of the aggregate increases in Shareholders' Equity of the Borrower and its Subsidiaries after the date hereof by reason of the issuance and sale of Equity Interests of the Borrower or any Subsidiary (other than issuances to the Borrower or a wholly-owned Subsidiary), including upon any conversion of debt securities of the Borrower into such Equity Interests.

2.	Conditions Precedent. The provisions of this Second Amendment shall be effective as of the date on which all of the following conditions shall be satisfied:
	(a)	the Borrower shall have delivered to the Agent a fully executed counterpart of this Second Amendment;
	(b)	the Borrower shall have paid all fees, costs and expenses owing to the Agent and its counsel on or before the date hereof;
	(c)	the UK Lender and the Agent shall have indicated their consent and agreement by executing this Second Amendment;
(d)

the Borrower shall have delivered certified copies of the resolutions of its Board of Directors approving the execution of this Second Amendment and the actions contemplated herein, in form and substance satisfactory to the Agent; and

	(e)	the Borrower shall have paid, in good funds, an amendment fee to the Agent in the amount of $25,000.
3.	Miscellaneous.
(a)

Ratification. The terms and provisions set forth in this Second Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Original Credit Agreement and except as expressly modified and superseded by this Second Amendment, the terms and provisions of the Original Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower and the Agent agree that the Original Credit Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. For all matters arising prior to the effective date of this Second Amendment, the Original Credit Agreement (as unmodified by this Amendment) shall control. The Borrower hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Agent and the Lender under the Original Credit Agreement and the other Loan Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Credit Agreement and the other Loan Documents.

(b)

Representations and Warranties. The Borrower hereby represents and warrants to the Agent that the representations and warranties set forth in the Loan Documents, after giving effect to the waiver contained in this Second Amendment, are true and correct in all material respects on and as of the date hereof, with the same effect as though made on and as of such date except with respect to any representations and warranties limited by their terms to a specific date. The Borrower further represents and warrants to the Agent that the execution, delivery and performance by the Borrower of this consent letter (i) are within the Borrower's power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of the Borrower's certificate or articles of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of its property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of the Borrower other than in favor of Agent; (vii) do not require the consent or approval of any Governmental Authority. All representations and warranties made in this Second Amendment shall survive the execution and delivery of this Second Amendment, and no investigation by the Agent shall affect the representations and warranties or the right of the Agent to rely upon them.

(c)

Expenses of the Agent. As provided in the Credit Agreement, the Borrower agrees to pay all reasonable costs and expenses incurred by the Agent in connection with the preparation, negotiation, and execution of this Second Amendment, including without limitation, the reasonable costs and fees of the Agent's legal counsel.

(d)

Severability. Any provision of this Second Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Second Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

	(e)	Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable laws of the United States of America.
(f)

Successors and Assigns. This Second Amendment is binding upon and shall inure to the benefit of the Agent, the Lender and the Borrower, and their respective successors and assigns, except the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Agent.

(g)

Counterparts. This Second Amendment may be executed in one or more counterparts and on facsimile counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

(h)

Effect of Waiver. No consent or waiver, express or implied, by the Agent to or for any breach of or deviation from any covenant, condition or duty by the Borrower shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

	(i)	Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.
(j)

ENTIRE AGREEMENT. THIS SECOND AMENDMENT EMBODIES THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER THEREOF, AND SUPERSEDES ANY AND ALL PRIOR REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THIS AMENDMENT. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first above written.

BORROWER A.T. CROSS COMPANY By:_____________________________
Name: Title:
CROSS UK A.T. CROSS LIMITED By:_____________________________
Name: Title:
AGENT BANK OF AMERICA, N.A. By:_____________________________
Name: Title:
ACKNOWLEDGED:	GUARANTORS: A.T. CROSS COMPANY By:_____________________________
Name: Title:
CROSS RETAIL VENTURES, INC. By:_____________________________
Name: Title:
A.T.X. INTERNATIONAL, INC By:_____________________________.
Name: Title:
COSTA DEL MAR SUNGLASSES, INC. By:_____________________________
Name: Title:
NATIVE EYEWEAR, INC. By:_____________________________
Name: Title: